CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our report dated November 24, 2015 with respect to the financial statements and financial highlights of New Sheridan Developing World Fund (a series of ALPS Series Trust) (Predecessor Fund) incorporated by reference herein in this registration statement of Champlain Emerging Markets Fund (a series of The Advisors' Inner Circle Fund II) (Successor Fund) and to the reference to our firm under the heading "Financial Highlights" in the Prospectus and in the Statement of Additional Information.



/s/ KPMG LLP
Denver, Colorado
January 28, 2016